UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 14, 2012

Date of Report (date of earliest event reported)

ASCENA RETAIL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-11736	30-0641353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Dunnigan Drive

Suffern, New York 10901

(Address of principal executive offices, including zip code)

(845) 369-4500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 – Entry into a Material Definitive Agreement.

On June 14, 2012, Ascena Retail Group, Inc. (the “Company”) (i) and certain of its domestic subsidiaries entered into an amendment and restatement agreement (the “Amendment and Restatement Agreement”) to amend and restate the Company’s existing revolving credit agreement dated as of November 25, 2009, as amended and restated as of January 3, 2011 (the “Existing Credit Agreement” and as amended and restated by the Amendment and Restatement Agreement, the “ABL Credit Agreement”) with the lenders thereunder and JPMorgan Chase Bank, N.A., as administrative agent; Bank of America, N.A, as syndication agent; U.S. Bank National Association, as documentation agent; and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners; and (ii) entered into a term credit agreement (the “Term Credit Agreement” and together with the ABL Credit Agreement, the “Credit Agreements”) among the lenders thereunder and JPMorgan Chase Bank, N.A., as administrative agent.

The Amendment and Restatement Agreement amended and restated the Existing Credit Agreement, which was a $200 million five-year credit facility. The Existing Credit Agreement was scheduled to expire on January 3, 2016, but has now been amended to terminate in five years on June 14, 2017. The ABL Credit Agreement also provides a senior secured revolving credit facility up to $250 million with an optional increase of up to $50 million. The revolving credit facility may be used for the issuance of letters of credit, to fund working capital requirements and capital expenditures, and for general corporate purposes. The ABL Credit Agreement includes a $175 million letter of credit sublimit, of which $40 million can be used for standby letters of credit, and a $25 million swing loan sublimit. The interest rates, pricing and fees under the ABL Credit Agreement fluctuate based on excess availability, as defined in the ABL Credit Agreement. As of June 14, 2012, there is $25 million in borrowings outstanding under the ABL Credit Agreement. Letters of credit that were outstanding under the Existing Credit Agreement will be treated as letters of credit under the ABL Credit Agreement for the same amount.

The Term Credit Agreement provides a senior secured term credit facility for $300 million with an incremental facility of up to $100 million and matures in six years. The interest rates under the Term Credit Agreement fluctuate based on the total leverage ratio, as defined in the Term Credit Agreement.

The Term Credit Agreement was used to finance in part the acquisition of Charming Shoppes, Inc., a Pennsylvania corporation, and the payment of fees and expenses.

The Credit Agreements contain customary representations, warranties, and affirmative covenants. The Credit Agreements also contain customary negative covenants, subject to negotiated exceptions on (i) liens, (ii) investments, (iii) indebtedness, (iv) significant corporate changes, including mergers and acquisitions, (v) dispositions, (vi) restricted payments and certain other restrictive agreements. The Credit Agreements also contain customary events of default, such as payment defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency, the occurrence of a defined change in control, or the failure to observe the negative covenants and other covenants related to the operation of the Company’s business.

The Company’s obligations under the Credit Agreements are guaranteed by certain of its domestic subsidiaries (the “Subsidiary Guarantors”). As collateral security under the Credit Agreements and the guarantees thereof, the Company and the Subsidiary Guarantors have granted to each administrative agent, for the benefit of the lenders, a lien on substantially all of their tangible and intangible assets, including, without limitation, certain domestic inventory and certain material real estate.

The above description of the Credit Agreements is not complete and is qualified in its entirety by the actual terms of the Credit Agreements, copies of which are attached to this report as Exhibit 99.1 and Exhibit 99.2.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No	Description

10.1	Amendment and Restatement Agreement dated as of June 14, 2012, among Ascena Retail Group, Inc., the Borrowing Subsidiaries party thereto, the other Loan Parties party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, together with the exhibits and schedules thereto.

10.2	Term Credit Agreement dated as of June 14, 2012, among Ascena Retail Group, Inc., the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, together with the exhibits and schedules thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENA RETAIL GROUP, INC.

Date: June 15, 2012	By:	/s/ David R. Jaffe

Name: David R. Jaffe
Title: President and Chief Executive Officer